UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): December 3, 2001
                                                         ----------------

                        EMONS TRANSPORTATION GROUP, INC.
                        --------------------------------
             (Exact name of registrant as specified in its charter)

                           Commission File No. 0-5206

 Delaware                                           23-2441662
 --------                                           ----------
(State or other jurisdiction of incorporation) (IRS Employer Identification No.)



96 South George Street
York, Pennsylvania                                  17401
------------------                                  -----
(Address of principal executive offices)            (Zip Code)


       Registrant's telephone number, including area code: (717) 771-1700
                                                           --------------





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Item 5.  OTHER EVENTS.
         ------------

         On December 3, 2001, Genesee & Wyoming Inc., a Delaware corporation ("GWI"), ETR Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of GWI ("Subsidiary"), and Emons Transportation Group, Inc., a Delaware Corporation ("Company"), entered into an Agreement and Plan of Merger pursuant to which GWI will acquire the Company. Pursuant to the Merger Agreement, Subsidiary will merge with and into the Company, with the Company as the surviving corporation of the merger, and the Company will continue its corporate existence as a wholly owned subsidiary of GWI, under the laws of the State of Delaware. The Board of Directors of both GWI and the Company has approved the acquisition. The merger is subject to approval by shareholders of the Company, regulatory and other consents, and other customary closing conditions. The closing of the merger is anticipated to take place in the first quarter of 2002.

         On December 3, 2001, GWI and certain directors of the Company also entered into a Voting Agreement pursuant to which such directors of the Company agreed to vote shares of the Company beneficially owned (excluding shares of common stock due upon the exercise of stock options) by them in favor of the approval and adoption of the Merger Agreement, the merger and any action required in furtherance thereof, and to give GWI an irrevocable proxy to that effect. As of the date of the Voting Agreement, the shares of the directors constitute approximately 10.58% of the Company's outstanding common stock.

         After the merger becomes effective, the officers and directors of the Company will resign and the officers and directors of Subsidiary will be the officers and directors of the surviving company, to hold office in accordance with the surviving company's bylaws and applicable law. Subject to terms and conditions of the Merger Agreement, the bylaws of the Company as in effect immediately prior to the effective time of the merger will be the bylaws of the surviving company until thereafter amended as provided therein and by the General Corporate Law of the State of Delaware.

         Pursuant the Merger Agreement, each share of the Company's common stock, par value $.01 per share, issued and outstanding immediately prior to closing, will be converted into the right to receive $2.50 per share in cash. Immediately prior to closing, all Company stock options and warrants then outstanding and unexercised, whether or not yet vested, will be considered vested and exercisable and such options and warrants will immediately thereafter be canceled. Each option and warrant holder will be entitled to receive at closing an amount in cash equal to the difference between the exercise price of the warrants or options and $2.50 per share. At closing, GWI will deposit with a bank or trust company of its choice for the benefit of the holders of common stock certificates, in accordance with the Merger Agreement, cash in exchange for outstanding shares of common stock.

         The Merger Agreement also provides for termination of the Company's stock based plans and amendment of individual stock option agreements to provide that no further issuances, transfers or grants of common stock will be permitted.

         The aggregate purchase price at closing will be $18.5 million and the assumption of approximately $10.9 million in debt, net of cash. GWI will fund the acquisition under its revolving credit facility.


Item 7.  FINANCIAL STATEMENTS AND EXHIBITS.
         ---------------------------------

   (a)   None.

   (b)   None.

   (c)   Exhibits.

99.1 Agreement and Plan of Merger dated as of December 3, 2001, by and among Genesee & Wyoming Inc., ETR Acquisition Corporation and Emons Transportation Group, Inc.


99.2 Voting Agreement dated as of December 3, 2001, by and among Genesee & Wyoming Inc. and Certain Stockholders of Emons Transportation Group, Inc.


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                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  December 12, 2001


                                    EMONS TRANSPORTATION GROUP, INC.



                                    By:      /S/ SCOTT F. ZIEGLER
                                            ------------------------------
                                    Name:   Scott F. Ziegler
                                    Title:  Senior Vice President and
                                            Chief Financial Officer